Exhibit 10.3

EXECUTION COPY

AMENDMENT NO. 4 TO

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of June 10, 2011 by and between Icagen, Inc. (the “Company”), a Delaware corporation with offices located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and Richard D. Katz, M.D. (“Executive”).

W I T N E S S E T H:

WHEREAS, on August 21, 2007, the Company and Executive entered into a Second Amended and Restated Executive Employment Agreement (as amended from time to time, the “Agreement”), pursuant to which the Company currently employs Executive in the position of Executive Vice President, Finance and Corporate Development, Chief Financial Officer and Treasurer on the terms and subject to the conditions set forth therein; and

WHEREAS, the Company and Executive desire to further amend the Agreement on the terms set forth below;

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENT TO DEFINITION OF SEVERANCE BENEFIT. Section 5(e) of the Agreement is hereby revised to add certain restrictions on payment by amending such subsection to read, in its entirety, as follows:

“(e) Severance. In the event of termination of Executive’s employment (i) by the Company without Cause or (ii) by Executive for Good Reason, and subject to Executive’s signing, not revoking, and letting become effective a general release of claims with the Company in a form satisfactory to the Company no later than 60 days following such termination (or the shorter period specified by the Company in the release, but not less than 30 days), Executive shall receive, as partial consideration for the covenants of Executive set forth in the agreement referenced in Section 6 hereof, a severance payment (the “Severance Benefit”) in an amount equal to twenty-one (21) month’s base salary plus 75% of Executive’s target cash bonus for the year in which the termination of Executive’s employment occurs or, if such target cash bonus has not yet been determined as of the date of Executive’s termination, 75% of Executive’s target cash bonus for the year immediately preceding the year in which the termination occurs. No release of claims is required as a condition to these payments if the Company fails to provide the form of release it is seeking by the tenth business day following Executive’s termination of employment. The Company shall pay the Severance Benefit to Executive in semi-monthly installments to be paid on each of the 15th and last business day of each calendar month, each such semi-monthly installment to be equal to one-half of a month’s base salary, in accordance with the Company’s customary payroll practices, with payment beginning in the first payroll after the release becomes effective; provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of Executive’s date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year. Executive shall also continue to be entitled to receive all Company medical and dental insurance, life insurance and disability insurance benefits to which Executive was entitled as of the date of termination (the “Continuing Benefits”), subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the Company shall pay to Executive on each of the 15th and last business day of each month during the applicable period the amount that the Company was paying to the applicable third party for such benefits immediately prior to the termination of Executive’s employment), at the same average level and on the same terms and conditions which applied immediately prior to the date of Executive’s termination, for the shorter of (i) twenty-one (21) months, or (ii) until Executive obtains comparable coverage from another employer. The Company shall also pay to Executive any payments due pursuant to Section 5(g) hereof.

In the event that the Company elects not to renew this Agreement pursuant to Section 5(a) hereof and employment then ends, the Severance Benefit and the Continuing Benefits specified above in this Section 5(e) shall apply but, wherever “twenty-one (21) months” appears, it shall be amended to read as “eighteen (18) months,” provided further that such cessation of employment will only be covered by Section 5(e) if Executive is then otherwise willing and able to continue employment on the same conditions as in the expiring term. If Executive is not then willing and able to continue, the termination will be treated like a resignation without Good Reason.”

2. EFFECT OF AMENDMENT. Except for the modifications explicitly set forth in this Amendment, all provisions of the Agreement in effect prior to the execution of this Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 to Second Amended and Restated Executive Employment Agreement as of the day and year first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner, Ph.D.

Name:	P. Kay Wagoner, Ph.D.
Title:	Chief Executive Officer and President

/s/ Richard D. Katz, M.D.
Richard D. Katz, M.D.

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